EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

           BSD MEDICAL'S SALES AND TECHNICAL LEADERS TO PARTICIPATE IN
             "FIRE AND ICE" SYMPOSIUM IN ADVANCE OF INTRODUCING THE
                                 MICROTHERMX 100

SALT LAKE CITY, Utah, March 29, 2007--BSD Medical Corp. (AMEX:BSM) today announced that, in preparation for its FDA submission and anticipated subsequent market introduction of the MicroThermX 100 system, its sales force and a number of other key management members will participate in the Fire and Ice Symposium in Orlando, Florida on March 30-31. Fire and Ice provides a comprehensive tumor ablation seminar presenting practical aspects to assist physicians in developing ablation programs as well as instruction on clinical applications, hands-on workshops and overall education on the ablation market. Many key physicians and ablation program directors will be present at this symposium.

The MicroThermX 100 was created under design specifications established through a careful survey of industry requirements and competitive features, and after research extending more than a decade using BSD equipment to treat patients with and without cancer through thermal therapy and ablation. The MicroThermX 100 was designed to offer many advantages over the RF (radiofrequency) tissue ablation devices currently on the market. For example, the MicroThermX 100 was designed to transmit microwaves directly into the tissue, with no grounding pads needed, unlike RF ablation systems. Grounding pads may cause remote skin or fat burns. Another design advantage of the MicroThermX 100 is its pre-treatment planning software package designed to help the medical team optimize the placement of the ablation applicators in the tissue.

Time is a critical factor to interventional radiologists and surgeons, and the MicroThermX 100 precision-focused microwave system was designed to deliver efficient treatments. Treatment planning and data acquisition for medical records are facilitated by new features being introduced with the MicroThermX 100, designed to provide efficient preparation and tracking. The MicroThermX 100 is an elegantly packaged system with the computer, generator and temperature module contained in a compact, light, portable unit that can be positioned on a freestanding, mobile system.

BSD Medical is the leading developer of precision-guided RF and microwave systems used to treat cancer at milder temperatures than ablation, creating hyperthermia in tumors to kill cancer cells and boost the effectiveness of companion treatments with radiation. Some cancerous tumors can be treated with heat alone, destroying or ablating the cancer at high temperatures in a single treatment. These two approaches are highly complementary, and both have an important place in cancer therapy. BSD Medical's objective in cancer therapy is to offer a complete solution in thermal medicine to the medical community based on precision-focused microwave/RF systems. For further information about BSD Medical visit www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the obtaining of FDA marketing approval for the MicroThermX 100 and the prospects for future sales of the system through the features herein described, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.